Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is made between Build-A-Bear Workshop, Inc., a Delaware corporation (the “Company”), and David Henderson (“Employee”) (each a “party” and together the “parties”):

WHEREAS, the Company entered into that certain Amended and Restated Employment, Confidentiality and Noncompete Agreement, which became effective as of June 11, 2026 (the “Employment Agreement”), with Employee, pursuant to which Employee currently serves as Chief Growth Officer of the Company.

WHEREAS, the Company now desires, pursuant to Section 4.1(c) thereof, to terminate the Employment Agreement and the Employee’s employment with the Company, without Cause (as defined therein), effective as of August 26, 2026 (the “Separation Date”).

WHEREAS, the parties wish to ensure an amicable separation and to provide for the release in full of all claims by Employee.

NOW, THEREFORE, the parties agree as follows:

1.   Separation Benefits. Provided that Employee complies with all conditions described in Section 3 of this Agreement (the “Conditions”), the Company shall provide the following separation benefits to Employee:

a.        Separation Pay. Subject to satisfaction of the Conditions, the Company shall continue Employee’s base salary in accordance with its regular payroll practices for a period of twelve (12) months, commencing on the date that is thirty (30) days after the Separation Date, provided, however, that the first such payment will be made on the first regularly-scheduled payday that is at least five (5) business days after the Effective Date (as defined in Section 6) and will include all sums that would have been paid previously if payment was made thirty (30) days after the Separation Date. Separation pay will not be subject to voluntary employee deferral or employer matching contributions pursuant to any pension or other retirement plan. Employee shall also be eligible to receive a bonus with respect to the year of termination to the extent provided in Section 3(b) of the Employment Agreement.

b.        Welfare Benefits. Subject to satisfaction of the Conditions, the Company shall pay Employee, within thirty (30) days of the Separation Date, but not before the Effective Date, a single lump sum equal to eighteen (18) multiplied by the monthly Company-paid portion of health, dental and vision plan coverage premiums for those benefits in which Employee and his dependents are enrolled on the Separation Date. Such amount shall be subject to applicable income and employment tax withholdings.

2.   Release in Full of All Claims. In exchange for the promises described in Section 1 of this Agreement, Employee, for himself and his heirs, assigns and personal representatives, fully and completely releases the Company and its parent, subsidiary and affiliated entities and all predecessors and successors thereto, and all benefit plans thereof, and all of their respective shareholders, members, partners, directors, officers, managers, employees, attorneys, administrators and agents (each a “Releasee” and collectively the “Releasees”) from any and all claims or causes of action that Employee may have against the Releasees, known or unknown, including claims or causes of action that relate in any way to Employee’s employment with any Releasee or the termination thereof, from the beginning of time through the date Employee signs this Agreement (each a “Released Claim” and together the “Released Claims”), including but not limited to the following:

(a)        federal, state or local laws prohibiting discrimination (including harassment and retaliation) in employment, such as: (i) the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act, and Executive Order 11141, which prohibit discrimination based on age; (ii) Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Equal Pay Act, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; (iii) the Genetic Information Nondiscrimination Act, which prohibits discrimination on the basis of genetic information; (iv) the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; (v) the National Labor Relations Act, which prohibits discrimination for engaging in certain concerted protected activity; (vi) the Occupational Safety and Health Act and the Mine Safety and Health Act, which prohibit discrimination for engaging in certain safety-related activity; (vii) the Sarbanes Oxley Act, which prohibits discrimination for engaging in certain whistleblowing activity; and (viii) any state or local law that prohibits discrimination on any of the bases described above, including but not limited to the Missouri Human Rights Act (MHRA);

(b)        federal, state or local laws regarding wages and hours, including laws regarding minimum wage, overtime compensation, wage payment, vacation pay, sick pay, compensatory time, commissions, bonuses, and meal and break periods wages, such as the Fair Labor Standards Act and state wage payment laws, including but not limited to the Missouri Minimum Wage Law, and the Missouri Wage Payment Law;

(c)        other employment laws, including but not limited to: (i) the Family and Medical Leave Act and analogous state laws, which require employers to provide leaves of absence under certain circumstances; (ii) the Worker Adjustment and Retraining Notification Act (WARN) and analogous state laws, which require advance notice of certain workforce reductions; (iii) the Uniformed Services Employment and Reemployment Rights Act and analogous state laws, which require employers to provide military leave under certain circumstances; and (iv) the Employee Retirement Income Security Act, which protects employee benefits (among other things); and

(d)        any common law theory, including but not limited to breach of contract (expressed or implied), promissory estoppel, wrongful discharge, outrageous conduct, defamation, fraud or misrepresentation, tortious interference, invasion of privacy, negligent hiring or supervision, or any other claims based in contract, tort or equity.

Excluded Claims: Notwithstanding the foregoing, the Released Claims do not include claims for breach of this Agreement, claims that arise after Employee signs this Agreement, claims for vested pension benefits, claims for workers’ compensation benefits or unemployment compensation benefits, and any other claims that cannot by law be released by private agreement. In addition, this release does not prevent Employee from filing: (i) a lawsuit to challenge the effectiveness of a release of claims of age discrimination under the ADEA; or (ii) a charge with a governmental agency, including but not limited to the U.S. Equal Employment Opportunity Commission (“EEOC”) and the U.S. Securities and Exchange Commission (“SEC”), but Employee is waiving his/her right to recover any monetary or injunctive relief pursuant to any such charge (except that this Agreement does not prevent Employee from receiving a bounty or similar award for providing information to the SEC).

Unknown Claims: Employee acknowledges and agrees that Employee is releasing both known and unknown claims and waives the benefit of any statute purporting to prevent Employee from releasing unknown claims, including but not limited to the protection of Cal. Civ. Code Section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

3.    Conditions. Employee shall comply with the following terms, as conditions of payment, and in the event that Employee fails to satisfy these conditions, the Company shall have no obligation to provide any separation benefits pursuant to Section 1 and shall be entitled to a refund of any separation benefits previously provided:

a.        Execution and Return of Agreement. Employee shall sign this Agreement and return the signed original of the Agreement to the Company within twenty-one (21) calendar days after the Separation Date and shall not revoke it.

b.        Property. Subject to Section 7, Employee shall return all Company property in Employee’s possession, custody or control not later than August 31, 2026, including but not limited to all motor vehicles, computer hardware, office equipment, telephones, credit cards, keys, card keys, and the originals and all copies of all documents, files, computer software and electronic data of any kind; provided, however, that Employee may retain copies of documents reflecting Employee’s compensation and benefits from the Company. By signing this Agreement, Employee represents and warrants that Employee has complied with this Section 3(b).

c.        Other Agreements. Subject to Section 7, Employee shall fully comply with all other agreements between Employee and the Company (or any parent, subsidiary or affiliate of the Company or predecessor or successor thereto), including but not limited to sections 5 through 13 of the Employment Agreement, and any other agreements regarding confidentiality, protection of intellectual property, noncompetition, and nonsolicitation.

e.        Non-Disparagement. Subject to Section 7, Employee shall not malign or disparage the Company or any other Releasee. By signing this Agreement, Employee represents and warrants that Employee has made no statement on or after the Separation Date that would violate this Section 3(e) if made after the Effective Date.

4.    No Other Claims. Employee represents and warrants that:

(a)	Employee has no Released Claims pending against the Company or any other Releasee and has not assigned or transferred any Released Claim to anyone;

(b)

Employee has been timely paid all compensation owed for services rendered through the Separation Date, including all salary, wages, bonuses, commissions, overtime compensation (if applicable), and has timely received all meal periods and rest breaks to which Employee may have been entitled;

(c)	Employee has been fully reimbursed for all business expenses incurred by Employee for which Employee was entitled to reimbursement;

(d)

Employee did not suffer any work-related injury or illness as an employee of the Company or any other Releasee and is not aware of any facts or circumstances that would give rise to a workers’ compensation claim by Employee against the Company or any other Releasee; and

(e)

Employee did not suffer any sexual harassment or sexual abuse as an employee of the Company or any other Releasee and is not aware of any facts or circumstances that would give rise to such a claim by Employee against the Company or any other Releasee.

5.    Acknowledgements. Employee acknowledges and agrees that:

(a)	the consideration described in Section 1 of this Agreement is consideration to which Employee would not otherwise be entitled, but for the signing of this Agreement;

(b)	Employee has been advised to consult with legal counsel about this Agreement and has been given an opportunity to do so;

(c)

Employee has been given at least 21 days in which to consider this Agreement before signing it, any changes to this Agreement did not restart the 21-day consideration period, and if Employee has signed this Agreement in less than 21 days, Employee has done so voluntarily;

(d)	Employee is not relying on any promises or representations of any kind, except those set forth in this Agreement; and

(e)	Employee has signed this Agreement voluntarily, of Employee’s own free will, and without any threat, intimidation or coercion.

6.    Revocation; Effective Date. Employee may revoke this Agreement after signing it, by delivering written notice of revocation to the Company by email, personal delivery, or U.S. Mail addressed as follows, which notice must be received not later than the seventh (7th) day after Employee signs this Agreement, and this Agreement shall become effective on the eighth (8th) day after Employee signs this Agreement (the “Effective Date”), provided that Employee did not revoke this Agreement:

Chief Executive Officer

Build-A-Bear Workshop, Inc.

415 South 18th Street, Suite 200

St. Louis, MO 63103

If Employee revokes this Agreement, it shall not take effect, and Employee shall have no right to any separation benefits.

7.    Protected Rights. Notwithstanding any other provision of this Agreement, nothing in this Agreement (or any other agreement signed by Employee) shall restrict Employee’s right to (a) report violations of law to law enforcement officials; (b) give truthful testimony under oath in a judicial, administrative, or arbitral proceeding; (c) file a charge with, make truthful statements to, cooperate with investigations by, or assist others in proceedings before governmental agencies (including the U.S Equal Employment Opportunity Commission, the National Labor Relations Board and the U.S Securities and Exchange Commission); (d) speak with an attorney representing Employee; (e) discuss the facts related to any claim of sexual assault or sexual harassment; (f) engage in whistle-blower activity protected by the Securities Exchange Act of 1934, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any rules or regulations issued thereunder (including Rule 21F-17); (g) file or disclose any facts necessary to receive unemployment insurance, Medicaid, or other public benefits to which Employee may be entitled; (h) exercise rights under Section 7 of the National Labor Relations Act, including the right to discuss terms and conditions of employment with co-workers and labor unions; or (i) otherwise disclose information that Employee is legally entitled to disclose pursuant to applicable law. For the avoidance of doubt, Employee’s past, present or future exercise of any rights described in this Section 7 shall not constitute a breach of this Agreement. In addition, 18 U.S.C. §1833(b) provides as follows, and nothing in this Agreement or any other agreement, or any Company policy, is intended to conflict with this statutory protection: “(1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.” In the event of any conflict between a provision of this Agreement and applicable state law, state law will govern.

8.    Invalidity of Release. If any provision of Section 2 of this Agreement is held to be invalid or unenforceable and Employee is permitted to and does assert any Released Claim against a Releasee, the Company shall be entitled to an immediate refund of all separation benefits provided pursuant to Section 1 of this Agreement (except that Employee may retain $100), in addition to any other remedy available to the Company under law or equity; provided, however, that this provision shall not apply to a claim of age discrimination under the ADEA unless ordered by a court of law.

9.    Severability. If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall be unaffected and shall continue in full force and effect.

10.   No Admission. The parties agree that this Agreement is not an admission, and shall not be construed as an admission, by either party of any violation of law or other wrongdoing of any kind.

11.   Attorney Fees and Costs. In any litigation, arbitration or other proceeding arising out of or relating to this Agreement, the prevailing party shall be entitled to recover his/her/its reasonable attorney fees and costs; provided, however, that this provision shall not apply to a claim of age discrimination under the ADEA or a suit challenging the validity of a release of age discrimination claims under the ADEA.

12.   Controlling Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by the laws of the State of Missouri, without regard to any state’s principles regarding conflict of laws. Any action arising out of or relating to this Agreement or the Released Claims shall be brought only in the state or federal courts in or for St. Louis City or County, Missouri, and Employee and the Company hereby irrevocably waive any right that they might have to challenge the selection of those forums, including but not limited to challenges based on lack of personal jurisdiction, improper venue, or inconvenience of the forum. Employee and the Company hereby irrevocably waive their respective rights to a jury trial with respect to any action or claims arising out of or relating to this Agreement or the Released Claims. Employee understands and agrees that any action or claims arising out of or relating to this Agreement or the Released Claims shall be heard only by a judge and not by a jury and that Employee is giving up Employee’s right to have any such action or claims heard by a jury.

13.   Code Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A or an exception thereto. Accordingly, this Agreement shall be interpreted in a manner consistent with the requirements of Section 409A to the extent applicable. Any payments under this Agreement that may be excluded from Section 409A either as ac short-term deferral or as separation pay due to an involuntary separation from service shall be excluded from Section 409A to the maximum extent possible. All separation payments to be made upon the termination of employment hereunder may only be made upon a “separation from service” within the meaning of Section 409A. Each amount to be paid or benefit provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. Notwithstanding any other provision in this Agreement or in any other document, the Company shall not be responsible for the payment of any applicable taxes incurred by Employee pursuant to this Agreement, under Section 409A or otherwise. The Company makes no representation that any or all of the payments and benefits described in this Agreement will be exempt from or comply with Section 409A.

14.   Entire Agreement. This Agreement is the entire agreement between the parties regarding the subjects addressed herein, and it supersedes all prior discussion, negotiations, representations or agreements, whether oral or written. This Agreement may not be modified or amended, nor may any term or provision hereof be waived or discharged, except in a writing signed by both parties. This Agreement may be executed in counterparts, including counterparts transmitted by fax or in PDF form via email, all of which together shall constitute one fully-executed agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the dates shown below.

NOTE TO EMPLOYEE:

Sign and return by the deadline specified in Section 3(a).

Do not sign before last day of employment.

EMPLOYEE:	COMPANY:
Build-A-Bear Workshop, Inc.

By:
David Henderson	Yevgeny Fundler, Chief Legal Officer

Date:	Date: